Exhibit 99.1

VIVAKOR PROVIDES UPDATE ON THE ENDEAVOR ENTITIES CLOSING

DALLAS, TX / ACCESSWIRE / July 2, 2024 / Vivakor, Inc. (NASDAQ:VIVK) (“Vivakor” or the “Company”), an integrated provider of sustainable energy transportation, storage, reuse, and remediation services, today is pleased to provide an update on the closing of its previously announced acquisition of Endeavor Crude, LLC, Meridian Equipment Leasing, LLC, its subsidiary CPE Gathering MidCon, LLC, Equipment Transport, LLC, its subsidiary ET EmployeeCo, LLC, and Silver Fuels Processing, LLC (collectively, the “Endeavor Entities”).

The Endeavor Entities are providers of oil and gas logistics, transportation, gathering, blending, storage, remediation, and reuse of crude oil, crude oil byproducts, produced water, and oilfield waste, including truck and pipeline transportation of such commodities.

As previously announced, the closing of the acquisition of the Endeavor Entities is subject to the completion of due diligence satisfactory to the parties, delivery of audited financials for the periods ended December 31, 2022 and 2023, delivery of unaudited financial statements for any quarterly periods in 2024, Vivakor’s receipt of a satisfactory fairness opinion to the underlying transaction, approval under the Hart Scott Rodino Act (HSR), as well as other customary closing conditions.

Vivakor is completing its due diligence and received audited financials for the respective fiscal years 2022 and 2023. The Company intends to file its HSR pre-merger notification in the near future. Vivakor is now targeting the closing of the acquisition of the Endeavor Entities in the third quarter of 2024.

Vivakor Chairman and CEO James Ballengee commented, “The Endeavor Entities represent an incredible opportunity for Vivakor to consolidate various affiliated businesses under common control, creating a more diversified and profitable company. Synergies between business segments allow Vivakor the opportunity to more completely capture the value chain and streamline operations, resulting in significant cost efficiencies, while providing positive free cash-flow to support on-going growth and current operations.”

About the Endeavor Entities:

Endeavor Crude, LLC is an interstate motor carrier qualified to haul hazardous materials, including crude oil and liquid petroleum, is headquartered in Dallas, Texas, and presently operates more than a hundred tractors and trailers in key oil-producing regions of Texas, Louisiana, Oklahoma, New Mexico, Colorado, and North Dakota.

Equipment Transport, LLC is an interstate motor carrier qualified to haul oilfield waste, including oilfield produced water and operates primarily in Texas. Its wholly-owned subsidiary, ET EmployeeCo, LLC employs drivers and staff for the business.

Meridian Equipment Leasing, LLC is a Texas dealership engaged in buying, selling, owning, leasing, and servicing various commercial tractor and trailer equipment in key oil-producing regions of Texas, Louisiana, New Mexico, Oklahoma, Colorado, and North Dakota.

CPE Gathering MidCon, LLC is an owner and operator of an approximately 40-mile crude oil pipeline, together with ancillary gathering, station, and storage facilities serving the STACK play in Blaine County, Oklahoma.

Silver Fuels Processing, LLC, is an owner and operator of dozens of truck pipeline injection stations located in key oil-producing regions of Texas, New Mexico, and North Dakota.

About Vivakor, Inc.

Vivakor, Inc. (NASDAQ:VIVK), is an integrated provider of sustainable energy transportation, storage, reuse, and remediation services. Vivakor’s corporate mission is to create, acquire, accumulate, and operate distinct assets, intellectual properties, and exceptional technologies in the energy sector. Its Silver Fuels Delhi, LLC, and White Claw Colorado City, LLC subsidiaries include crude oil gathering, storage, transportation, remediation, and reuse facilities under long-term contracts.

Vivakor’s remediation processing centers, currently under construction, will facilitate the recovery, reuse, and disposal of petroleum byproducts and waste products from the treatment and processing of oilfield waste.

For more information, please visit our website: http://vivakor.com

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. Forward-looking statements may be identified but not limited by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to, , the expected transaction and ownership structure, the valuation of the transaction, the likelihood and ability of the parties to successfully and timely consummate the acquisitions contemplated by the MIPA the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Vivakor or the expected benefits of the MIPA, our ability to maintain the listing of our securities on the Nasdaq Capital Market, the parties failure to realize the anticipated benefits of the MIPA, disruption and volatility in the global currency, capital, and credit markets, changes in federal, local and foreign governmental regulation, changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, and general economic conditions.

These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor’s filings with the U.S. Securities and Exchange Commission, which factors may be incorporated herein by reference. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Vivakor and the Endeavor Entities or the date of such information in the case of information from persons other than Vivakor and the Endeavor Entities, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding the Endeavor Entities industries and markets are based on sources we believe to be reliable; however, there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Investors Contact:
P:949-281-2606
info@vivakor.com

ClearThink
nyc@clearthink.capital

SOURCE: Vivakor, Inc.